Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Six Months Ended June 30     Three Months Ended June 30
                                              2004          2003           2004            2003
                                           ----------   ------------    -----------    ------------
BASIC
Average shares outstanding                 89,492,987    79,198,167     89,698,030      85,520,667
Net income                                    $53,811       $15,260        $25,341          $3,921
     Per share amount                           $0.60        $ 0.19         $ 0.28          $ 0.05
                                                =====         =====          =====           =====
DILUTED
Average shares outstanding                 89,492,987    79,198,167     89,698,030      85,520,667
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       863,045       204,433        854,332         239,828
                                           ----------    ----------     ----------      ----------
                                           90,356,032    79,402,600     90,552,362      85,760,495
Net income                                    $53,811       $15,260        $25,341          $3,921
     Per share amount                           $0.60        $ 0.19         $ 0.28          $ 0.05
                                                =====         =====          =====           =====

The antidilutive stock options outstanding were 2,785,532 and 5,475,449 at June 30, 2004 and 2003, respectively.